Exhibit 4.12

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed.

LICENSE AND PACKAGING AGREEMENT

BASIC TERMS:

A.	CONTRACT NO:	LPA – 72

B.	EFFECTIVE DATE:	As of July 19, 2021 (the “Effective Date”).

C.	PARTIES:	1L Botanicals LLC, a California	RPK Biopharma Unipessoal,
		limited liability company	Lda

		(“1L Botanicals”)	(“Licensee”)

		765 US Highway 101	Avenida Santa Isabel n 7,
		Unit 3	EN249-4 2635-047 Rio
		Garberville, CA 95542	de Mouro, Portugal

Cookies Creative Consulting
& Promotions, Inc., a California
corporation

(“CCC&P” and, collectively
with 1L Botanicals, “Licensor”)

1350 Van Ness Avenue First Floor
San Francisco, CA 94109

D.	LICENSED PRODUCTS:	“Licensed Products” means those products, goods and articles defined in Exhibit A, as updated from time to time in accordance with this Agreement.

E.	LICENSED PROPERTY:	“Licensed Property” means the Marks, Genetics, Copyrights, and Know-How, where:

“Marks” means: (i) the trademarks, services marks, trade names, design marks and commercial symbols identified on Exhibit B, and
(ii) such other common law trademarks, service marks, trade names, design marks and commercial symbols owned or licensed by Licensor relate to the property identified in clause (i).

“Copyrights” means all copyright protected documents, designs, and marketing materials related to the Marks and Genetics.

“Know-How” means the proprietary know-how relating to the cultivation and manufacturing methods, processes, and procedures for the cultivation of cannabis and the manufacture of cannabis products that are offered, advertised, or sold using the Marks.

“Genetics” means the cannabis plant genetics containing the Know- How, whether in seed or clone form, identified using the strains names on Exhibit B.

F. RIGHTS GRANTED:

Subject to the terms of the Agreement, Licensor hereby grants to Licensee during the Term the exclusive, non-sublicensable (except as set forth in Section 2(a)) and non-transferable right, in compliance with Applicable Law, to: (a) use the Licensed Property in connection with the planting, growing, harvesting, drying, curing, grading and trimming of cannabis flowers derived using the Know-How at Licensee’s Cultivation Facilities (the “Cultivation License”); (b) use the Licensed Property in connection with packaging and/or manufacturing Licensed Products in Branded Packaging purchased by Licensee from Licensor at Licensee’s Manufacturing Facilities (the “Manufacturing License”); and (c) distribute Licensed Products various retail accounts in the Territory (the “Distribution License” and, along with the Cultivation License and Manufacturing License, the “License”).

G.	TERRITORY:	Country of Portugal (the “Territory”).

H.	LICENSEE FACILITIES:

“Cultivation Facilities” means those certain cultivation facilities located at Avenida Santa Isabel n 7, EN249-42635-047 Rio de Mouro, Portugal, at which Licensee plants, grow, harvests, dries, cures, grades, and trims cannabis flowers.

“Manufacturing Facilities” means those certain manufacturing facilities located at Avenida Santa Isabel n 7, EN249-

42635-047 Rio de Mouro, Portugal, at which Licensee manufactures high quality cannabis products.

I.	TERM:

The initial term of this Agreement is for two (2) years (the “Initial Term”) commencing on the Effective Date, and shall automatically renew for successive one (1)-year terms (each, a “Renewal Term” and, together with the Initial Term, the “Term”) except as terminated as provided in this Agreement.

J.	PURCHASE OF BRANDED PACKAGING:	Licensor produces packaging products and related materials branded with the Licensed Property (“Branded Packaging”).

Subject to the terms of the Agreement:

YES, Licensee will purchase Branded Packaging from Licensor.

NO, Licensee will not purchase Branded Packaging from Licensor.

K.	ENTIRE AGREEMENT:

The foregoing Basic Terms, together with the Standard Conditions and all Exhibits and Schedules attached hereto and thereto, all of which are incorporated herein by reference, are referred to collectively as this “Agreement” and constitute the complete and entire agreement between the Parties with respect to the subject matter hereof, superseding and replacing any and all prior

agreements, negotiations, communications and understandings (both written and oral) regarding such subject matter. This       Agreement, whether or not executed by the Parties, shall not become effective until all required documentation has been received by Licensor.  In the event of a conflict between the terms or conditions of the Standard Conditions and those of these Basic Terms, the terms and conditions of these Basic Terms shall prevail. This Agreement may only be modified, or any rights under it waived, by a written document executed by both Parties.

All terms not otherwise defined herein shall have the meanings ascribed to them in the Standard Conditions (including any Exhibits and/or Schedules thereto) attached hereto.

LICENSOR:	LICENSEE:

COOKIES CREATIVE CONSULTING	RPK BIOPHARMA UNIPESSOAL, LDA
& PROMOTIONS, INC.

By:	By:

Print Name: Parker Berling	Print Name: Michael Galego

Title: Authorized Officer	Title: Authorized Officer

1L BOTANICALS LLC
By:

Print Name: Parker Berling

Title: Authorized Officer

LICENSE AND PACKAGING AGREEMENT

STANDARD CONDITIONS

These Standard Conditions of the Agreement are made and entered into as of the Effective Date by and between Licensor and Licensee. Licensor and Licensee may hereinafter also be referred to collectively as the “Parties” or individually as a “Party.” All terms not otherwise defined herein shall have the meanings ascribed to them in the Basic Terms to which these Standard Conditions are attached.

1.LICENSE.

(a)Grant of License. In consideration of promises, representations, warranties, obligations, payments and agreements made or assumed by Licensee hereunder and subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, solely within the Territory and during the Term, an exclusive, non-transferable (except as set forth in Section 2(a)), non-sublicensable license (such License, the “License”) to:

(i)use the Licensed Property in connection with planting, growing, harvesting, drying, curing, grading and trimming of cannabis flowers derived using the Know-How at Licensee’s Cultivation Facilities (the “Cultivation License”);

(ii)use the Licensed Property in connection with manufacturing and/or packaging Licensed Products at Licensee’s Manufacturing Facilities (the “Manufacturing License”); and

(iii)distribute Licensed Products various retail accounts in the Territory (the “Distribution License”).

Notwithstanding the foregoing, Licensee acknowledges and agrees that: (x) Licensor may grant licenses to use the Licensed Property that are the same or similar to the License to parties outside the Territory; and (y) Licensor may grant licenses similar to the License to other parties in the Territory in the event that Licensee is not able to meet demand for Licensed Products in the Territory, as determined by Licensor in good faith after consultation with Licensee and upon at least thirty (60) days prior written notice to Licensee; provided, that Licensee has not cured such deficiency within such thirty (60)-day period.

(b)License Acceptance. Licensee accepts the foregoing License and agrees to perform the obligations established herein in compliance with the terms and conditions of this Agreement and Applicable Law. Licensee agrees to pursue diligently and vigorously the cultivation, manufacture, distribution, promotion and sales of Licensed Products in order to realize the maximum sales potential for the Licensed Products in the Territory.

(c)Reservation of Rights. Licensor or the applicable IP Owner (as defined in Section 3(a)) retains all rights not expressly licensed to Licensee under Section 1(a), such retained rights including, without limitation, the right to grant licenses to use the Licensed Property to other third parties which do not violate the terms of this Agreement.

2.RESTRICTIONS ON LICENSE.

(a)Sublicensing and Subcontractors. Licensee shall not assign or sublicense the rights granted to it under this Agreement except with the prior written consent of Licensor (which consent may be withheld in Licensor’s sole discretion). Notwithstanding anything to the contrary, all of Licensee’s warranties, representations and covenants hereunder shall apply to the acts and omissions of any such subcontractors and Licensee shall remain primarily liable hereunder for any acts and omissions of all subcontractors and Authorized Sublicensees as if committed by Licensee.

(b)Additional Facilities. Should Licensee wish to cultivate the Genetics or manufacture the Licensed Products at a location other than the Cultivation Facilities or Manufacturing Facilities, respectively, Licensee shall promptly notify Licensor and provide such details as Licensor may request regarding the premises Licensee proposes to use for such purposes. The Parties acknowledge and agree that cultivation operations shall predominantly occur at the Sintra facility; however, the Licensee shall have the right but not the obligation to cultivate the Genetics at the Aljustrel facility.

(c)Compliance with Law. As a condition of this Agreement, Licensee shall use the Licensed Property only in compliance with Applicable Law and in connection with the operation of the Licensee Business (as defined in Section 3(g)) in the Territory and as set forth herein, and shall not knowingly use, or knowingly allow to be used, the Licensed Property in any manner which adversely affects the quality, value, brand, goodwill, or reputation of the Licensed Property, any IP Owner, or Licensor in any way.

(d)The Parties acknowledge and agree that nothing contained in this Agreement shall be construed to create a franchise or make either party the franchisee of the other. Licensee acknowledges and agrees that the marketing system it intends to use with regards to the Licensed Products has not been, nor will it be, prescribed in substantial part by Licensor. Licensee hereby releases any and all claims that Licensor or IP Owner has violated any franchise disclosure or other franchisor obligation in connection herewith.

(e)Each Party represents and warrants to the other Party that it holds all applicable licenses and permits required to execute the terms of this Agreement in accordance with all Applicable Laws. Each Party covenants and agrees that it shall continue to maintain all required licenses and permits during the Term and, in addition to the quality standards set out in this Agreement, each Party shall comply with all applicable regulatory growing and production standards pursuant to Applicable Law.

(f)Licensee shall conduct or cause to be conducted, as applicable, all safety, quality assurance and other testing and certification processes and procedures as required under, and in accordance with, this Agreement and Applicable Law.

(g)Licensor agrees to coordinate the delivery of the Genetics to Licensee from a Canadian licensed producer in accordance with all Applicable Law.

3.INTELLECTUAL PROPERTY; PERMITS.

(a)Ownership. Licensee acknowledges and agrees that the Licensed Property is owned solely and exclusively by Licensor or, in the event that Licensor is a licensee of any of the Licensed Property, the owner of such Licensed IP (any such owner, including Licensor, an “IP Owner”). Licensee may not, during or after the Term of this Agreement, engage in any conduct directly or indirectly that would infringe upon, harm or contest any IP Owner’s rights in any of the Licensed Property or the goodwill associated therewith, including any use of the Licensed Property in a derogatory, negative, or other inappropriate manner in any media, including but not limited to print or electronic media. Licensee shall not at any time do or cause to be done any act or thing which may in any way impair or contest any part of Licensor’s or any IP Owner’s right, title, or interest in and to the Licensed IP or assist any third party in doing so. In connection with the use of the Licensed IP, Licensee shall not in any manner represent that it has any ownership or other rights in or to the Licensed IP outside the scope of those granted by this Agreement.

(b)Promotional Value & Goodwill. Licensee acknowledges that Licensor is entering into this Agreement not only in consideration of the Branded Packaging Fees to be paid, but also for the promotional value to be secured by Licensor and any other IP Owner as a result of the cultivation, manufacturing, distribution and/or sale of Licensed Products under this Agreement. Further, Licensee recognizes the great value of the goodwill associated with the Licensed Property and acknowledges that such goodwill belongs exclusively to Licensor and/or the applicable IP Owner and that the Licensed Property has acquired a secondary meaning in the eye of the public. Further, any and all goodwill arising from Licensee’s use of the Licensed Property under this Agreement will inure to Licensor’s or the applicable IP Owner’s sole benefit.

(c)Use. Licensee may use the Licensed Property only in association with the Licensed Products and uses pursuant to the terms and conditions of this Agreement. Licensee must comply with all trademark, service mark, design mark and copyright marking requirements in connection with its use of the Licensed Property.

(d)Changes. Licensee may not make any changes or substitutions to the Marks, Copyrights or Genetics unless directed by Licensor in writing. Licensor reserves the right to change the Marks, Copyrights or Genetics and other Licensed Property at any time. Upon receipt of written notice from Licensor to change the Marks, Copyrights and/or Genetics or other Licensed Property, Licensee shall cease using the former Licensed Property and commence using the new Licensed Property.

(e)Litigation. In the event any third party improperly uses or infringes the Licensed Property or challenges Licensee’s use, or Licensor’s or any IP Owner’s use or ownership of the Licensed Property, Licensor will control all litigation against such third party and will have the right to determine whether suit will be instituted, prosecuted or settled, the terms of any settlement and whether any other action will be taken. Licensee must promptly notify Licensor of any such use or infringement by a third party of which Licensee becomes aware or any challenge or claim arising out of Licensee’s use of any Licensed Property. Licensee must take reasonable steps, without compensation, to assist with any action undertaken by Licensor in connection with the enforcement of the Licensed Property by the IP Owner against a third party. Licensor will be responsible for its fees and expenses with any such action, unless the challenge or claim results from Licensee’s misuse of the Licensed Property in violation of this Agreement, in which case Licensee must reimburse Licensor for its fees and expenses.

(f)Additional Documents. Without limited Section 3(e), Licensee shall, at Licensor’s request and expense, execute any documents and provide any testimony Licensor deems reasonably necessary to maintain, protect, or enforce the Licensed Property within the Territory.

(g)Licensee Permits. Licensee owns all licenses and permits that are necessary to own and/or operate the Cultivation Facilities, the Manufacturing Facilities and the Licensee’s distribution operations (collectively, the “Licensee Business”) in compliance with Applicable Law and that are needed to fulfill Licensee’s obligations and activities under this Agreement in accordance with Applicable Law (the “Licensee Business Permits”). The Licensee Business Permits are referenced on Exhibit F hereto, and Licensee agrees to provide Licensor with current and up-to-date copies of any and all Licensee Business Permits from time to time. For purposes of this Agreement, “Applicable Law” means all applicable laws, requirements, rules and/or regulations (other than federal cannabis laws) relating, affecting or pertaining to the Licensee Business, the performance of this Agreement and/or the use of any Licensed Property, including, without limitation: (i) all anti-bribery and corruption laws, requirements, rules and/or regulations that apply to the activities, goods and/or services subject to this Agreement; (ii) all laws, requirements, rules and/or regulations relating to tax, advertising, promotional offers and/or privacy; and (iii) all applicable laws, rules and/or regulations relating, affecting or pertaining to the taxation, sale, advertising, marketing, promotion and/or use of each and every Licensed Product.

4.CULTIVATION.

(a)Cultivated Flower. Pursuant to the Cultivation License, Licensee is authorized to plant, grow, harvest, dry, cure, grade and trim cannabis flowers derived using the Know-How (the “Cultivated Flower”).

(b)Quality Standards. Licensee represents and warrants that all Cultivated Flower will be in compliance with Applicable Law, will have passed all tests, will be of merchantable quality under Applicable Law and will meet the standard and quality expected by Licensor so as to enhance the Licensed Property and associated goodwill (collectively, the “Cultivation Quality Standards”). In the event that Licensor reasonably determines that the standards and quality of Cultivated Flower is unsatisfactory, Licensee agrees to cooperate in good faith the ensure that the Cultivated Flower meets the Cultivation Quality Standards and is of a quality that is satisfactory to Licensor.

(c)Product Selection. On a quarterly basis (March 31, June 30, September 30 and December 31), the Parties shall meet and confer to mutually agree upon the Genetics that will constitute the Cultivated Flower to be cultivated by Licensee during such cycle.

5.DISTRIBUTION.

(a)Appointment. Licensor hereby appoints Licensee as an authorized distributor of the Licensed Products in the Territory. Licensee accepts such appointment and agrees to act in such capacity as described in this Agreement and to be bound by all terms herein.

(b)Sales Efforts. Licensee agrees to use commercially reasonable best efforts to promote the sale of Licensed Products throughout the Territory to retail accounts in the Territory in order to realize the maximum sale potential for the Licensed Products in the Territory in accordance with Applicable Law. The Parties agree and acknowledge that the sale of any Licensed Products shall be on a “highest and best use” basis and that in the event Licensed Product cannot be sold within the Territory as dry flower medical cannabis, the Parties agree and acknowledge that the Licensed Products may be sold on a wholesale basis or as biomass within the Territory or otherwise; provided, that no Licensed Products or other biomass derived from the Genetics may be sold outside the Territory without Licensor’s consent unless (i) no Marks or Copyrights are used in connection with the distribution and sale of such products, and (ii) and the name of the strain used to identify such product is different from, and not confusingly similar to, the strain names identified on Exhibit B and other strain names as to which Licensor claims exclusive rights.

(c)Quality Standards. Licensee agrees to maintain, store, and transport the Licensed Products in accordance with those Quality Standards (as defined in Section 10(a)) promulgated by Licensor and in accordance with Applicable Laws, as the same may be amended from time to time, and to ensure that all retailers purchasing and selling the Licensed Products maintain, store, and transport the Licensed Products in accordance with said Quality Standards and Applicable Laws.

(d)Shelf Life. Licensee shall, and use commercially reasonable efforts to ensure that all retailers shall, rotate Licensed Products on a first-in, first-out basis and only sell Licensed Products with a minimum of ninety (90) days from the date of final packaging of the Licensed Products and in accordance with Applicable Law. Under no circumstances shall Licensee sell Licensed Product that has exceeded its shelf life or knowingly allow retailers to do so.

6.BRANDED PACKAGING.

(a)Branded Packaging.

(i)Labeling Requirements. As soon as practicable after the Effective Date, Licensor and Licensee shall work together in good faith to incorporate any Labels (as defined below) into the Branded Packaging to ensure that such Branded Packaging complies with Applicable Law, incorporates any necessary identifying information of Licensee and incorporates any other information required by Applicable Law. For purposes of this Agreement, “Labels” means any and all warning labels, instructions or notices that appear with, on, or otherwise in connection with any Licensed Products including, without limitation, warning labels, instructions or notices regarding chemical or other materials present in or used in connection with any Licensed Products that is required by Applicable Law.

(ii) Branded Packaging Provided “AS IS”. Licensee acknowledges and agrees that all Branded Packaging provided by Licensor is provided AS-IS and Licensee shall have the sole responsibility for ensuring that Branded Packaging and any Labels comply with Applicable Law for the Territory.

(iii)Purchase of Branded Packaging. If Licensee elects to purchase Branded Packaging from Licensor, Licensee shall purchase such Branded Packaging through Licensor’s web-based purchasing platform (the “Licensor Order Portal”) or through such other method or methods as determined by Licensor upon reasonable notice to Licensee. Licensee agrees to pay Licensor the fees for the Branded Packaging (the “Branded Packaging Fees”) according to the Branded Packaging pricing schedule set forth in Exhibit C hereto. All prices set forth in Exhibit C are subject to change upon mutual agreement of the Parties.

(iv)Non-Branded Packaging. To the extent that Licensee does not purchase Branded Packaging from Licensor, Licensee shall present any packaging proposed to be used in connection with the distribution and sale of Licensed Products to the retail accounts to Licensor for its prior written approval, and any Licensee may not utilize any packaging in connection with the Licensed Products without Licensor’s prior written consent. Licensee shall have the sole responsibility for ensuring that Branded Packaging, packaging, and any Labels comply with Applicable Law for the Territory.

(v)No Changes. Licensee shall not make any alterations to or obscure any part of the Branded Packaging without the prior written approval of Licensor.

(vi)Acknowledgement. Licensee acknowledges that it is not required or mandated to purchase Branded Packaging from Licensor for use in connection with the Licensed Products and that nothing herein shall be construed to create a franchise or other joint venture.

(b)Specifications; Compliance; Testing.

(i)Specifications. Licensee shall manufacture and package the Licensed Products using the Branded Packaging in compliance with Applicable Law and material compliance with the specifications for such Licensed Products in use by Licensor as of the Effective Date (as such specifications may be amended by mutual written agreement of the Parties from time to time, the “Specifications).

(ii)Revisions. Either Party may suggest or request a change to the Specifications (any such change, a “Licensed Product Revision”) by giving written notice to the other party. Before implementing any Licensed Product Revision, the Parties will agree on the details of the Licensed Product Revision.

(iii)Testing. Licensee shall be responsible for regulatory compliance testing of the Licensed Products. Licensor acknowledges that Licensee shall conduct stability testing on the Licensed Products in compliance with Applicable Laws.

7.PAYMENT TERMS; TAXES.

(a)Branded Packaging Fee. If Licensee elects to purchase Branded Packaging from Licensor pursuant to Item J of the Basic Terms, Licensee shall pay Licensor the Branded Packaging Fees.

(b)Alternate License Fee.  During the Term, if Licensee elects not to purchase Branded Packaging from Licensor pursuant to Item J of the Basic Terms, then in consideration of the License, Licensee shall pay to

Licensor a fee equal to [***] percent of Net Sales (the “License Fee” or “License Fees”). For purposes of this Agreement:

(i) “Net Sales” means Gross Sales (as defined below) less only Allowable Deductions (as defined below).

(ii)“Gross Sales” means all revenues derived from the sale of each Licensed Product in the Territory (including, but not limited to, revenues from delivery services).

(iii) “Allowable Deductions” means returns supported by credit memos actually issued to a customer.

Other than the Allowable Deductions, there shall be no deductions from or reductions of Net Sales of any kind, including, but not limited to, deductions for so-called “free goods,” any general or administrative costs of any kind, any taxes, freight, insurance or other costs or expenses of any nature.

(c)Computations and Remittances.

(i)Branded Packing Fees. Except as otherwise set forth pursuant to the Licensor Order Portal, Licensee must pay the Branded Packaging Fees within thirty (30) days after the end of each calendar month during the Term.

(ii)License Fees. Licensee must compute all License Fees due and owing for each calendar month during the Term. Licensee must remit all License Fees for each calendar month during the Term to Licensor on or before 5:00 p.m., Pacific time, on the thirtieth (30th) day of the following month. Licensee must certify the computation of the License Fees for each month in the manner and form Licensor may specify from time to time, and Licensee must supply to Licensor any supporting or supplementary materials as Licensor reasonably requires to verify the accuracy of remittances. Licensee waives any and all existing and future claims and offsets against any amounts due under this Agreement, which amounts Licensee must pay when due. Licensor has the right to apply or cause to be applied against amounts due to Licensor any amounts that Licensor may hold from time to time on Licensee’s behalf or that Licensor owes to Licensee.

(d)Interest Charges; Late Fees. If Licensee is delinquent in any payment due to Licensor under this Agreement, said amount shall accrue interest at the rate of [***] percent per month or the maximum amount allowed by law (whichever is lower). In addition, all late payments shall accrue a late fee in the amount of [***].

(e)Licensee’s Records. During the Term and for a period of time equal to the longer of (a) the period of time required by the applicable taxation authorities to whose jurisdiction Licensee is subject, or (b) two (2) years after the expiration or termination thereof, Licensee, will maintain accurate records of all transactions related to this Agreement and/or Licensee’s rights and/or obligations hereunder, including, but not limited to, the information contained in the License Report (as defined in Section 7(f)).

(f)Reports; Audit.

(i)Within four (4) days after the end of each such calendar month during the Term, Licensee will prepare and deliver to Licensor a report (the “License Report”) that includes information pertaining to crop yields, manufacturing, distribution, marketing, and wholesale and retail sales, including price and testing results for each order all of the sales data related to the sale of Licensed Products in the Territory and the computation of the Branded Packaging Fees and License Fee (if any). Licensee must certify all License Reports to be true and correct.

(ii)Licensor or its authorized representatives shall have the right at all times during ordinary business hours, and upon no less than forty-eight (48)-hours prior notice, to enter the premises where Licensee’s books and records are kept and to evaluate, copy and audit such books and records. In the event that any such evaluation or audit reveals any understatement of [***] percent or more of Net Sales, Licensee must pay for the audit, and in addition to any other rights Licensor may have, Licensor shall have the right to conduct further periodic audits and evaluations of Licensee’s books and records as Licensor reasonably deems necessary for up to three (3) years thereafter and any further audits and evaluations will be Licensee’s sole expense, including, without limitation, professional fees, travel, and room and board expenses directly related thereto. Furthermore, if Licensee intentionally understate or underreport Net Sales at any time, or if a subsequent audit or evaluation conducted within the three (3) year period reveals any understatement of Net Sales of [***] percent or more, in addition to any other remedies provided for in this Agreement, at law or in equity, Licensor shall have the right to terminate this Agreement immediately. In order to verify the information that Licensee supplies, Licensor has the right to reconstruct Licensee’s sales through the inventory extension method or any other reasonable method of analyzing and reconstructing sales. Licensee agrees to accept any such reconstruction of sales unless Licensee either demonstrates manifest error in the analysis or provides evidence in a form satisfactory to Licensor of its sales within a period of fourteen (14) days from the date of notice of understatement or variance. Licensee shall fully cooperate with Licensor or its agents and representatives in performing these activities.

(g)Taxes. For the avoidance of doubt, except for taxes based upon Branded Packaging Fees and/or License Fees received by Licensor, Licensee is responsible for the payment of all sales, use, gross receipts, excise, access, bypass, franchise, special district, cultivation, harvest, manufacturing, distribution, retail, and other local, state, and federal taxes, fees, charges, or surcharges, however designated, imposed on or based upon the provision, cultivation, manufacture, sale, or use of the Licensed Products as contemplated herein.

8.GOALS AND PROMOTION OF THE LICENSED PRODUCTS.

(a)Licensee shall use reasonable best efforts to meet the production and sales goals outlined on Exhibit D (the “Goals”). Licensor and Licensee shall meet and confer no less than annually, and in any event within the final quarter of each calendar year, to establish mutually agreed upon Goals for the following year. In the event that the Parties cannot agree on new Goals for a subsequent year, the Goals for such year shall be [***] percent of the Goals from the immediately preceding year.

(b)Licensee agrees to use reasonable best efforts to market and promote the sale of Licensed Products throughout the Territory in order to realize the maximum sale potential for the Licensed Products and to meet the Goals.

(c)Any marketing or advertising materials, point of sale displays, signage, and related materials created by Licensee in connection with the distribution and marketing of the Licensed Products shall be approved in advance by Licensor. All such marketing costs and expenses shall be borne by Licensee.

(d)Licensee will receive promotional help via certain promotional activities by Licensor within the Territory, including, but not limited to, mutually agreeable social media promotions to market, advertise, and promote the Licensed Products and guest appearances by Licensor brand representatives. Licensor and Licensee shall meet quarterly, via phone or other means, to determine quarterly promotional calendar for Licensed Products. Licensor agrees to use its best efforts to execute the promotional calendar, Licensee agrees to use reasonable judgment in its requests for Licensor’s promotional help. [***]

9.TECHNICAL SUPPORT; TRAINING.

(a)After the Effective Date, Licensor shall promptly disclose the Know-How to Licensee. During the first three (3) months after the Effective Date, upon reasonable notice and during Licensor’s normal business hours, Licensor shall designate no less than one (1) technical liaison(s) for communications with Licensee’s technical staff and provide Licensee with a reasonable amount of technical assistance by telephone and email regarding the Know- How, including proper cultivation and production of the Licensed Products (the “Training”), not to exceed forty (40) hours in the aggregate (“Maximum Hours”). In the event that Licensee requires or desires additional Training over and above the Maximum Hours, Licensor shall make the technical liaisons available for additional Training at the then-current hourly rate, which rate is subject to change upon advance written notice to Licensee (as of the Effective Date, such rate is [***] per hour).

(b)During the Term, Licensor shall provide ongoing training and guidance to Licensee’s employees and approved contractors in Licensor’s methods for exploiting the Know-How and cultivating and manufacturing the Licensed Products as is reasonably necessary for Licensee’s development and commercial exploitation of the Know-How and Licensed Products, including training in methods for using the Licensed Property to cultivate Licensor’s unique strains of cannabis and manufacture the Licensed Products until such production becomes fully operational. In addition, during the Term, Licensor shall from time to time be available to render advice, discuss issues and offer general guidance to Licensee by telephone, email, and other methods with respect to strategy, planning, marketing, cultivation, production, and operating Licensee’s retail facilities in the Territory as they relate to the Licensed Products.

(c)If at any time during the Term Licensor deems the Licensed Products cultivated or manufactured by Licensee to be of a quality that is below Licensor’s standards in effect for the Licensed Products as of the Effective Date, Licensee shall be in breach of this Agreement and, in addition to all other rights and remedies to which Licensor would be entitled, Licensor shall have the right to mandate additional Training with the technical liaisons at the then-current rate. In the event that on-site Training is deemed necessary by either Party in their reasonable discretion, Licensee shall also be responsible for all travel costs associated therewith.

10.QUALITY STANDARDS. Licensee agrees that its failure to meet the standards and conduct set forth in this Section 10 (the “Quality Standards”) and the Cultivation Quality Standards shall constitute a material breach of this Agreement.

(a)Licensee shall protect and maintain the Licensed Property by using the Licensed Property strictly in compliance with the terms of this Agreement and by producing the Licensed Products in strict compliance with and in accordance with Licensor’s quality standards listed on Exhibit E attached hereto, as the same may be amended from time to time.

(b)Licensor will provide instructions on the proper nutrients, drying, and curing process, which preserves the highest quality possible product for the Genetics and Licensee shall strictly comply with said instructions at all times.

(c)Licensee shall, at Licensor’s request, provide Licensor with samples of all packaging, marketing, advertising or any other material bearing the Marks or used in connection with the Licensed Property for inspection and prior written approval by Licensor.

(d)Licensee shall, at Licensor’s request, provide Licensor with samples of the Licensed Products for inspection and approval by Licensor by and through Licensor’s designated agent in the Territory for such purposes; provided that nothing in this agreement shall require either party to transport cannabis products, including but not limited to the Licensed Products, across any state or national borders.

(e)Licensee shall, at Licensor’s request, provide Licensor with high-resolution photos of Cultivated Flower and Licensed Products.

(f)Licensee agrees to maintain, store, and transport raw materials and the Licensed Products in accordance with the Quality Standards at all times.

(g)Licensor or its representative shall have the right to inspect any and all of Licensee’s facilities used in connection with Licensee’s obligations as contemplated herein, including but not limited to facilities where Licensed Products are cultivated, manufactured, warehoused, distributed, marketed, or sold upon reasonable advance notice for the purpose of determining compliance with this Agreement.

(h)Licensee shall notify Licensor within twenty (24) hours upon discovery or suspicion of diversion, theft, loss, breach of security, or any other criminal activity relating to the Licensed Property or the Licensed Products.

(i)Licensee agrees to have each batch of Licensed Products tested in accordance with Applicable Law and the Quality Standards by duly licensed and accredited testing facilities and to provide Licensor with true and correct copies of all test results associated with the Licensed Products or products containing the Licensed Property.

(j)Licensor shall have the right to rely on Licensee to: (i) strictly comply at all times with all Applicable Laws in connection with the cultivation, manufacture, distribution and/or sale of Licensed Products in the Territory; (ii) ensure that all others authorized by Licensee or acting on Licensee’s behalf in connection with this Agreement strictly comply at all times will all Applicable Laws in connection with the cultivation, manufacture, distribution and/or sale of Licensed Products in the Territory; and (iii) regularly monitor and audit such strict compliance.

(k)Licensee agrees that: (i) during cultivation it will keep the Licensed Property separate and distinct from the other varieties it grows, such that the Genetics are not cross-bred or genetically intermingled with other plant material or genetics (for the avoidance of doubt, this standard does not necessarily require physical barriers if cross-breeding is otherwise avoided); (ii) it will not transfer any plants or seeds containing the Genetics to any other person or entity for planting; (iii) it will not plant and may not transfer to others for planting any seed, plants, or cuttings that the Licensee has produced containing the Genetics for crop breeding, research, or generation of any data; (iv) Licensee may not conduct research on Licensee’s crop produced from the Genetics other than to make agronomic comparisons and conduct yield testing for Licensee’s own use; (v) Licensee will use only the flower cultivated using the Genetics and other Licensed Property at Licensee’s Cultivation Facilities in the manufacture or production of the Licensed Products; and (vi) Licensee may not package flower cultivated from the Genetics in packaging other than Branded Packaging unless approved in writing by Licensee.

(l)Licensee covenants and agrees that, during the term of this Agreement, neither it nor any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees, or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express, or cause to be expressed, orally or in writing, any remarks, statements, comments, or criticisms that disparage, call into disrepute, defame, slander, or which can be reasonably be construed to be derogatory, critical of, or negative toward Licensor, any IP Owner, its or their products or services, or such parties’ subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives, or any of their products or services.

11.CHANGES TO LICENSEE PREMISES. Reserved.

12.INSURANCE.

(a)During the Term of this Agreement and for a period of three (3) years thereafter, Licensee shall maintain, at its sole cost and expense, in full force and effect its own: (i) comprehensive general business liability insurance policy, consistent with commercial practices or standards for similar industries, insuring against liabilities arising from the obligations and activities of that party hereunder including, without limitation, those arising from, product liability, personal injury, wrongful death, or property damage with respect to the indemnity obligations set forth in this Section. The coverage amount of such insurance policy shall not be less than [***] per occurrence and [***] in the aggregate; (ii) Errors and Omissions/Professional Liability with a limit of not less than [***] per occurrence and [***] in the aggregate; and (iii) Worker’s compensation insurance in amounts as may be required by Applicable Law.

(b)The insurance companies providing such insurance required under this Section must have an A.M. Best rating of A- or better and each policy shall contain all appropriate riders and endorsements based on the nature of any Licensed Product manufactured or sold hereunder and its intended use. Licensee shall name Licensor as an “additional insured” on the general liability insurance policy and shall provide Licensor with originals or copies of certificates of insurance so reflecting. Such insurance shall also provide that Licensor shall be notified in writing by the insurance carrier of termination not less than thirty (30) days prior to the effective date of such change.

13.REPORTING; RECALLS.

(a)Licensee will deliver the License Reports no later than the fifteenth (15th) day of the following month and within five (5) days of any request therefore by Licensor. Additionally, upon request and with reasonable notice Licensee will deliver reports pertaining to marketing, feedback from events or other meetings or events where Licensee has marketed or sold the Licensed Products.

(b)Licensee shall promptly inform Licensor, in writing, of any material consumer complaints or claims (each, a “Claim”) regarding the Licensed Products or any product containing the Licensed Property delivered to it or which comes to its attention. Such Claim reports shall contain the date the consumer complaint was received, the name and address of the reporting person, and a detailed description of the circumstances. Claims shall be reported within fourteen (14) days of receipt, except for “serious” Claims, which shall be reported not later than twenty-four (24) hours following receipt. A “serious” Claim shall mean one alleging an adverse reaction or product defect that causes injury to the consumer that is fatal, life-threatening, disabling, incapacitating, or which results in prolonged hospitalization, and shall also include any media inquiry or government inquiry with respect thereto.

(c)If Licensor or a governmental authority notifies Licensee of the need to recall any Licensed Products currently in the marketplace, Licensee agrees that it shall fully cooperate with Licensor and take all necessary actions reasonably requested by Licensor in connection with a recall of any Licensed Products, including but not limited to, a notification to accounts and retrieval of recalled Licensed Products from accounts, at Licensee’s sole expense unless Licensor is deemed to be at fault for all or any portion of the need to recall any Licensed Products, in which case Licensor shall share such costs commensurate with its responsibility.

14.CONFIDENTIAL INFORMATION. The Parties acknowledge and agree that they shall be bound by those confidentiality provisions attached hereto as Exhibit G. In addition, Licensee acknowledges and agrees that the terms of this Agreement shall be deemed confidential information of Licensor and shall not be shared without Licensor’s prior written consent.

15.TERMINATION.

(a)Termination.

(i)Mutual Written Consent. This Agreement may be terminated at any time upon the mutual written consent of the Parties.

(ii)Immediate Right to Terminate. Licensor may terminate this Agreement, effective immediately, upon any of the following: (1) Licensee fails to pay any amount when due under this Agreement and such failure is not cured within thirty (30) days of written notice of such failure; (2) any warranty, representation, certification, or other statement made by or on behalf of Licensee and contained in this Agreement or in any other document furnished in compliance with or in reference to this Agreement is made incorrect, false, misleading, or untrue without Licensor’s prior written consent; (3) Licensee has any license or permit associated with its obligations as contemplated herein revoked, suspended, or otherwise penalized and such default is not cured within thirty (30) days; (4) Licensed Products fail Testing or Quality Standards on three (3) or more occasions, regardless of cure; (5) Licensee is or becomes Insolvent (as defined below); (6) Licensee commits a breach of any provision of this Agreement not otherwise listed in this Section 15(a)(ii) and fails to correct such breach within thirty (30) days after written notice of such breach from Licensor; (7) Licensee fails to meet sales Goals on three (3) or more occasions; (8) Licensee commits three (3) or more breaches of this Agreement in a twelve (12) month period, regardless of cure; (9) in the event that Licensee engages in any act or omission that constitutes Incompatible Conduct (as defined below); (10) Licensee’s business activities materially tarnish, blur, or dilute the quality associated with the Licensed Property, or the associated goodwill, and Licensee fails to cure or adequately address such tarnishment, as assessed in Licensor’s sole discretion within thirty (30) days after notice thereof; or (11) either Licensor or Licensee undergoes a Change of Control (as defined below). Licensee may terminate this Agreement, effective immediately, upon any of the following: (A) any warranty, representation, certification, or other statement made by or on behalf of Licensor and contained in this Agreement or in any other document furnished in compliance with or in reference to this Agreement is made incorrect, false, misleading, or untrue without Licensor’s prior written consent; (B) Licensor has any license or permit associated with its obligations as contemplated herein revoked, suspended, or otherwise penalized and such default is not cured within thirty (30) days; (C) Licensor is or becomes Insolvent; or (D) Licensor commits a breach of any provision of this Agreement with respect to the provision of Genetics or Licensed Property to the Licensee and fails to correct such breach within thirty (30) days after written notice of such breach from Licensor.

(iii)Additional Right to Terminate. Without limiting Section 15(a)(ii), Licensor may terminate this Agreement, with or without cause and for any reason, upon delivering ninety (90) days advanced written notice of its intention to terminate this Agreement to Licensee.

(iv)Certain Definitions. For purposes of this Section 15(a): (A) “Insolvent” means (1) Licensee files a voluntary petition under any bankruptcy, reorganization, or insolvency law of any jurisdiction; (2) Licensee consents to or applies for appointment of a trustee, receiver, custodian, or similar official for itself or for all or substantially all its assets; (3) a trustee, receiver, custodian, or similar official is appointed to take possession of all or substantially all of Licensee’s assets and is not dismissed within sixty (60) days after appointment; (4) Licensee makes any assignment for the benefit of creditors; (5) an order for relief is entered against Licensee under any bankruptcy, reorganization, or insolvency law of any jurisdiction or any case, proceeding, or other action seeking such an order remains undismissed for sixty (60) days after its filing; (6) any writ of attachment, garnishment, or execution is levied against all or substantially all of Licensee’s assets; or (7) all or substantially all of Licensee’s assets become subject to any attachment, garnishment, execution, or other judicial seizure, and the same is not satisfied, removed, released, or bonded within thirty (30) days after the date the writ was levied or the date of the attachment, garnishment, execution, or other judicial seizure; (B) “Incompatible Conduct” means any act or omission that, in the sole, but reasonable, determination of Licensor, damages either the reputation or image of Licensor, any IP Owner, or of the cannabis industry. Incompatible Conduct shall include, but not be limited to, the following: advertising by Licensee directed at minors; statements by Licensee defaming Licensor or any IP Owner or its products; criminal activities under Applicable Law perpetrated by Licensee or any of its senior executives; provided, that Licensee agrees that this section sets forth examples of the nature and gravity of acts and omissions constituting Incompatible Conduct, but that such examples shall not limit the nature of acts that could be construed as Incompatible Conduct in Licensor’s sole discretion; and (C) “Change of Control” of Licensor or Licensee means (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing fifty percent (50%) or more of the total voting power represented by the company’s then outstanding voting securities, whether by tender offer, or otherwise, (2) the consummation of a merger or consolidation of the company with any other entity, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (3) the sale or disposition by the company of all or substantially all of the company’s assets. Notwithstanding the foregoing, Change of Control shall exclude any spin-out transaction or financing of Holigen Holdings Limited.

(b)Effect of Termination.

(i)Reversion of Rights; Sell-Off. As of the effective date of termination of this Agreement, the License shall terminate and all of Licensee’s rights to the use of the Licensed Property pursuant to the License or otherwise and all other rights and licenses granted hereunder shall revert to Licensor without further act or deed of any party, and Licensee will not reproduce, manufacture, market, sell, offer for sale or distribute any Licensed Product except as otherwise set forth in this Section 15(b)(i). As of the effective date of termination of this Agreement, Licensee shall immediately discontinue any use of the Licensed Property; provided, however, that Licensee may continue to use the Marks and Copyrights in accordance with this Agreement in connection with any remaining inventory of the Licensed Products existing as of the date of such termination for the lesser of [three (3)] months or until such inventory is exhausted. Within ten (10) days of termination, each Party shall deliver to the other any and all items designated as Confidential Information of the other Party.

(ii)Survival. Upon the termination of this Agreement as provided above, the Parties shall be released from further obligations hereunder except for accounting and payment of any fees or compensation accrued and owed to Licensor, the provisions relative to confidentiality, any restrictive covenant contained herein, any damage or liability resulting from the breach of any representation and warranty made herein and any obligations pursuant to this Agreement that expressly or by their nature survive the expiration or termination of this Agreement.

(iii)Non-Disparagement. Each Party covenants and agrees that, after the Agreement is terminated for any reason, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees, or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can be reasonably be construed to be derogatory or critical of, or negative toward the other Party or its products or services, or such other Party’s subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives, or any of their products or services.

(iv)Specific Performance. Each Party acknowledges and agrees that the other Party shall be entitled to specific performance of the terms and conditions set forth herein and to preliminary and permanent injunctive relief relating to the enforcement of such terms and conditions. Neither Party shall be required to post a bond or to show special damages in any proceeding seeking any such equitable relief.

(v)Non-Exclusive Remedy. The exercise by any Party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

(vi)No Damages for Termination. Neither Party will be liable to the other Party for damages of any kind, including incidental or consequential damages, on account of the expiration or termination of this

Agreement and Licensee waives any right it may have to receive any compensation or reparations on account thereof.

16.INDEMNIFICATION.

(a)Licensee’s Indemnity . Licensee hereby agrees to indemnify and defend Licensor and its owners, directors, officers, members, partners, shareholders, affiliates, employees, insurers, successors and assigns (collectively, the “Licensor Parties”) and forever hold the Licensor Parties harmless from and against all third- party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses (including reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with: (i) Licensee’s actions or omissions related to this Agreement; (ii) any breach of any of Licensee’s representations, warranties or covenants as set forth in this Agreement; (iii) any alleged defects or dangers inherent in the Licensed Products or the use thereof that is not solely attributable to the Licensed Property as provided by Licensor; (iv) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or related to the use of the Licensed Products that is not solely attributable to the Licensed Property as provided by Licensor; (v) any violation of Applicable Law as it relates to Licensee’s Business; (vi) any tax or federal penalty related to related to Licensee’s Business; (vii) any use by the Licensee of the Licensed Property.

(b)Licensor’s Indemnity. Licensor hereby agrees to indemnify and defend Licensee and its owners, directors, officers, members, partners, shareholders, affiliates, employees, insurers, successors and assigns (collectively, the “Licensee Parties”) and hold the Licensee Parties harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses arising out of, based upon, or in connection with: (i) any breach of any of the Licensor’s representations, warranties or covenants as set forth in this Agreement; (ii) any alleged defects or dangers inherent in the Licensed Products or the use thereof that is solely attributable to the Licensed Property as provided by Licensor; or (iii) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or related to the use of the Licensed Product that is solely attributable to the Licensed Property as provided by Licensor.

(c)Conduct of Defense. In connection with any claim arising hereunder, the indemnifying party may conduct the defense and have control of the litigation and settlement, provided that the indemnified party shall fully cooperate in defending against such claims. The indemnified party shall deliver prompt notice to the indemnifying party of any such claims.

(d)Certain Limits. Except for the Parties’ indemnification obligations hereunder, in no event shall either Party be liable for any indirect, incidental, special, or consequential damages, or damages for loss of profits, revenue, data, or use, incurred by either Party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages. Licensee agrees that under no circumstances shall Licensor’s liability under this Agreement exceed the fees paid by Licensee to Licensor under this Agreement during the twelve (12) months immediately preceding the date upon which the related claim arose.

17.WARRANTIES.

(a)Licensee’s Warranties . Licensee represents and warrants that: (i) Licensed Products and any other products sold under this Agreement or in connection with the Licensed Property will comply with all Applicable Law; (ii) it has the full right, power and authority to enter into and to perform this Agreement; (iii) it will not harm or misuse the Licensed Property or bring the Licensed Property into disrepute; (iv) (A) neither it nor any Licensee Party is named, either directly or by an alias, pseudonym or nickname, on the lists of “Specially Designated Nationals” or “Blocked Persons” maintained by the U S Treasury Department’s Office of Foreign Assets Control currently located at www.treas gov/offices/enforcement/ofac/, (B) it will not, and it will cause each Licensee Party not to, take any action that would constitute a violation of any Applicable Law against corrupt business practices, against money laundering and/or against facilitating or supporting persons or entities who conspire to commit acts of terror against any person or entity, including as prohibited by the US Patriot Act (currently located at  www.epic.org/pnvacv/terrorism/hr3162.htmll.) US Executive Order 13244 (currently located at www.treasgov/offices/enforcement/ofac/sanctions/terrorism.html) or any similar laws, and (C) it shall immediately notify Licensor in writing of the occurrence of any event or the development of any circumstance that might render any of the foregoing representations and warranties in this Section 17(a)(iv) false, inaccurate or misleading; and (v) no representation, warranty or other statement made by Licensee in connection with this Agreement, or in any report or other communication provided by Licensee to Licensor in contemplation of, pertaining to or otherwise in connection with this Agreement, contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)Licensor’s Warranties . Licensor warrants that: (i) it owns or licenses the rights to the Licensed Property and that there are not any suits or proceedings pending or threatened which allege that any Licensed Property or the use thereof infringes upon such patents, copyrights, or trademarks and there are no action pending or threatened against or by Licensor or any affiliate of Licensor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; (ii) it is a corporation duly organized under applicable law and that it has the full right, power and authority to enter into and to perform this Agreement and to grant the rights licensed to Licensee pursuant to this Agreement; (iii) it has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (iv) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Licensor and, assuming the due authorization, execution and delivery by the Licensee, this Agreement constitutes the valid and binding obligations of Licensor, enforceable against Licensor in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity; and (v) the execution and delivery by Licensor of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (A) any provision of the organizational documents of Licensor, or (B) any Applicable Law.

(c)No Other Warranties. THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE LICENSED PROPERTY INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD-PARTY RIGHTS.

18.DISPUTES.

(a)In the event of any dispute or controversy between Licensor and Licensee arising out of or in any way related to this Agreement (a “Dispute”), the Parties shall attempt in good faith to resolve through negotiation such Dispute. Either Party may initiate negotiations of any Dispute by providing written notice to the other Party, setting forth the subject of the Dispute. The recipient of such notice will respond in writing within ten (10) calendar days with a statement of its position on and recommended solution to the Dispute. If the Dispute is not resolved by this exchange of correspondence, then representatives of each Party with full settlement authority will meet at a mutually agreeable time and place within thirty (30) calendar days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the Dispute.

(b)Except as qualified below, if the Dispute is not resolved by these negotiations, such Dispute shall be settled exclusively by final and binding arbitration in San Francisco, California in accordance with the then current rules of JAMS, and the arbitration shall be administered by JAMS pursuant JAMS’ Streamlined Arbitration Rules and Procedures. Any arbitration must be on an individual basis and the Parties and the arbitrator will have no authority or power to proceed with any claim as a class action or otherwise to join or consolidate any claim with any other claim or any other proceeding involving third parties. In the event a court determines that this limitation on joinder of or class action certification of claims is unenforceable, then this entire commitment to arbitrate will become null and void and the Parties must submit all claims to the jurisdiction of the courts.

(c)The Parties submit and consent to the exclusive jurisdiction of the state courts in the City and County of San Francisco, State of California, United States to compel arbitration, to confirm an arbitration award or order, or to handle other court functions exclusively in accordance with the California Arbitration Act. The Parties may seek recognition and enforcement of any California state court judgment confirming an arbitration award or order in any U.S. state court or in any court outside the United States and its territories. The Parties expressly waive any right of removal to the United States federal courts, and the Parties expressly waive any right to compel arbitration, confirm any arbitral award, or seek any aid or assistance of any kind in the United States federal courts. By entering into this Agreement, the Parties are waiving their constitutional right to have any Disputes decided in a court of law or before a jury and waive the right of appeal, and instead of relying on said rights, each Party is solely and knowingly accepting the use of arbitration as a means of resolution of any Disputes. The Parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement.

(d)The laws of the state of California, including the California Arbitration Act, shall apply exclusively as the laws governing this arbitration agreement between the Parties, with the sole exception of the California Choice of Law provisions, which shall not apply.

(e)An arbitrator exceeds his or her powers by voiding or refusing to enforce any contracts or arbitration agreements between the Parties based solely on the cannabis-related nature of the contract. In the event the right to arbitrate any dispute, claim or controversy arising out of or relating to this agreement is rendered invalid or unenforceable, the dispute, claim or controversy arising out of or relating to this agreement shall be subject to the exclusive jurisdiction of the state courts in the City and County of San Francisco, State of California, USA, unless otherwise agreed upon by the Parties.

(f)Notwithstanding the above, the Parties agree that any action for declaratory or equitable relief, including, without limitation, seeking preliminary or permanent injunctive relief, specific performance, other relief in the nature of equity to enjoin any harm or threat of harm to such party’s tangible or intangible property, brought at any time, including, without limitation, prior to or during the pendency of any arbitration proceedings initiated hereunder.

(g)Upon the expiration or termination of this Agreement, Licensee, each Licensee Party and their respective guarantors may not assert any claim or cause of action against Licensor or any Licensor Party relating to this Agreement or the business of Licensor after the shorter period of the applicable statute of limitations or one (1) year following the effective date of termination of this Agreement; provided, that where the one (1) year limitation of time is prohibited or invalid by or under any applicable law, then and in that event no suit or action may be commenced or maintain unless commenced within the applicable statute of limitations.

19.MISCELLANEOUS TERMS.

(a)Authority. This Agreement constitutes a legally binding obligation of Parties in accordance with its terms and conditions. Each Party is empowered and duly authorized to enter into this Agreement.

(b)Further Assurances. Parties agree and covenant that at any time, and from time to time, they shall promptly execute and deliver to the other Party such further instruments and documents and take such further action as each Party may reasonably require in order to carry out the full intent and purpose of this Agreement, and to comply with all federal, state, local, or foreign laws, constitutions, codes, statutes, and ordinances of any governmental authority that may be applicable hereunder.

(c)Attorneys’ Fees . In the event that any Party institutes any arbitration or other legal action not in contravention of this Agreement, against the other Party, to enforce the terms contained in this Agreement or obtain any other remedy arising out of or relating to this Agreement, the prevailing party shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses.

(d)Remedy. Money damages may not be a sufficient remedy for any breach of this Agreement by either Party and, in addition to all other remedies, each Party may seek (and may be entitled to) as a result of such breach, specific performance and injunctive or other equitable relief as a remedy, without the need for posting bond or other security.

(e)Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (1) when delivered by hand (with written confirmation of receipt); (2) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (3) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (4) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective Parties at the following addresses or at such other address for a Party as shall be specified in a notice given in accordance with this section:

	If to Licensor:	If to Licensee:

	Cookies Creative Consulting &	RPK Biopharma Unipessoal, Lda
Promotions, Inc.

Address:	1350 Van Ness Avenue, First Floor	Avenida Santa Isabel n 7, EN249-4	2635-047
	San Francisco, CA 94109	Rio de Mouro, Portugal

Attn:	Parker Berling	Michael Galego
Email:	parker@cookiescreative.com	michael.galego@flowr.ca

	With a copy to (which shall not	With a copy to (which shall not
	constitute notice):	constitute notice):

Email:

(f)Written Consents. The terms “written” and “in writing” as used in this Agreement, include any form of recorded message in the English language capable of comprehension by ordinary visual means and may include electronic transmissions, such as facsimile, e-mail, text messaging, and other forms of electronic messaging, provided that: (i) electronic transmissions to the Party, has in effect reasonable measures to verify that the sender is the person purporting to have sent such transmission; and (ii) the transmission creates a record that can be retained, retrieved, reviewed, and rendered into clearly legible tangible form.

(g)Severability of Sections. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail in its essential commercial purpose or purposes. The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions that will maintain the economic purposes and intentions of this Agreement.

(h)Entire Agreement. This Agreement and its exhibits and schedules, which are incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(j)Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto and shall become effective upon complete execution by all Parties.

(k)Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(l)Force Majeure. If the performance of this Agreement or any obligations hereunder (other than an obligation for the payment of money when due) is prevented, restricted or interfered with by reason of earthquake, fire, flood, or other casualty or due to strikes, riot, storms, explosions, acts of God, war, terrorism, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Party, be excused from such performance during such prevention, restriction, or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

(m)Assignment. Licensor may, in its sole discretion, assign this Agreement and its rights and obligations hereunder, in whole or in part, to any corporation or other entity with or into which Licensor may hereafter merge or consolidate or to which Licensor may transfer all or substantially all of its assets. Neither Party may otherwise assign this Agreement or its rights and obligations hereunder without the express prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(n)No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(o)Governing Law. This Agreement and all related documents including all exhibits attached hereto and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of California, including the California Arbitration Act, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California. EACH PARTY ACKNOWLEDGES THAT:  (I)  EACH OF CALIFORNIA AND PORTUGAL HAS ENACTED CERTAIN

LEGISLATION TO GOVERN THE CANNABIS INDUSTRY; AND (II) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF CANNABIS PRODUCTS IS ILLEGAL UNDER FEDERAL LAW. EACH PARTY WAIVES ANY DEFENSES BASED UPON ILLEGALITY OR INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF ANY DEFINITIVE AGREEMENT VIOLATING FEDERAL LAW. EACH PARTY HEREBY VOLUNTARILY AND UNCONDITIONALLY WAIVES, IN RELATION TO THIS AGREEMENT OR ANY ISSUE THEREUNDER: (A) ANY RIGHT OF REMOVAL OR APPEAL TO THE UNITED STATES FEDERAL DISTRICT COURTS, INCLUDING WITHOUT LIMITATION WAIVING THE RIGHT TO REMOVE TO FEDERAL COURT BASED ON DIVERSITY OF CITIZENSHIP; AND (B) ANY RIGHT TO COMPEL OR APPEAL ARBITRATION, TO CONFIRM ANY ARBITRATION AWARD OR ORDER, OR TO SEEK ANY AID OR ASSISTANCE OF ANY KIND IN THE UNITED STATES FEDERAL DISTRICT COURTS. Notwithstanding any provision to the contrary, this Agreement shall be enforced in accordance with California Civil Code §1550.5, namely, commercial activity conducted in compliance with California law and any applicable local standards, requirements, and regulations shall be deemed to be a lawful object of a contract and not contrary to, an express provision of law, any policy of express law, good morals, or public policy.

(p)No Merger of Entities, Financial Partnership, or Joint Venture. This Agreement creates an independent contractor relationship between the Parties. Nothing contained in this Agreement shall be construed to: (i) give any Party the power to direct, manage and control the day-to-day activities of the other; (ii) constitute the Parties as partners, joint-venturers, co-owners or otherwise as participants in a joint or common undertaking; or (iii) constitute any Party, its agents or employees as employees of any other Party or grant any of them the power or authority to act for, bind, or otherwise create or assume any obligation on behalf of any of the other Party for any purpose whatsoever.

(q)Regulatory Savings. In the event any portion of this Agreement is deemed noncompliant with the Applicable Law (including, without limitation, the listing rules and regulations of the TSX Venture Exchange), the Parties hereby agree to negotiate in good faith to make such modifications to this Agreement as necessary to satisfy the requirements of the Applicable Law; provided, that in the event any Party objects to a modification proposed by the other Party, the Parties agree to immediately mediate the matter to resolve the dispute with the goal of amending the Agreement to satisfy the requirements of Applicable Law while preserving the commercial intention of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective

Date.

LICENSOR:

COOKIES CREATIVE CONSULTING &
PROMOTIONS, INC.,
a California corporation

By:
Name: Parker Berling
Title: Authorized Officer

1L BOTANICALS LLC,
a California limited liability company

By:
Name: Parker Berling
Title: Authorized Officer

LICENSEE:

RPK BIOPHARMA UNIPESSOAL, LDA

By:
Name: Michael Galego
Title: Authorized Officer

[Signature Page to License and Packaging Agreement]

EXHIBIT A

LICENSED PRODUCTS

[***]

[Exhibit A to License and Packaging Agreement]

EXHIBIT B

LICENSED PROPERTY

[***]

[Exhibit B to License and Packaging Agreement]

EXHIBIT C

BRANDED PACKAGING PRICING SCHEDULE

[***]

[Exhibit C to License and Packaging Agreement]

EXHIBIT D

GOALS

[***]

[Exhibit D to License and Packaging Agreement]

EXHIBIT E

QUALITY STANDARDS

[***]

[Exhibit E to License and Packaging Agreement]

EXHIBIT F

LICENSEE BUSINESS PERMITS

[***]

[Exhibit F to License and Packaging Agreement]

EXHIBIT G

CONFIDENTIALITY

[***]

[Exhibit G to License and Packaging Agreement]